Exhibit 23.3
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated October 9, 2020 (except for Notes 2 and 6, as to which the date is February 25, 2021), with respect to the December 31, 2019 consolidated financial statements of Coinbase Global, Inc. contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP
New York, New York
March 16, 2021